Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

(303) 386-1193 or thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER OF FISCAL 2006

Boulder, Colo., (May 1, 2006) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2006.

Array reported revenue of $11.7 million for the third quarter of fiscal 2006, compared to revenue of $11.6 million for the same period in fiscal 2005.  Investment in research and development for proprietary drug discovery was $7.7 million, a $1.2 million increase over the same quarter last year, due to additional preclinical and clinical development.  Array reported a net loss of $9.2 million, or ($0.24) per share, for the third quarter, compared to a net loss of $6.2 million, or ($0.16) per share, for the same quarter in fiscal 2005. The reported net loss for the current quarter includes a non-cash charge of $1.4 million, or ($0.04) per share, for share-based compensation expense in accordance with the new accounting pronouncement, FASB Statement No. 123(R). Array ended the third quarter of fiscal 2006 with $74.3 million in cash, cash equivalents and marketable securities.

“We initiated a clinical trial on ARRY-438162, a MEK inhibitor for inflammation, our third drug to enter clinical trials, further strengthening our drug pipeline,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “ARRY-438162 is our first targeted anti-inflammation agent resulting from our proprietary research and is solely owned by Array.  We anticipate advancing additional drugs into clinical development in 2006, furthering our goal of building the industry’s leading clinical pipeline of small molecule drugs.”

Third Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  Continued enrolling cancer patients in Array’s Phase 1b clinical trial of ARRY-142886 (AZD6244), a novel MEK inhibitor.  A comprehensive preclinical and clinical review of ARRY-142886 was presented at the 2006 AACR conference.

•                  Continued enrolling cancer patients in a Phase 1 clinical trial for ARRY-334543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 (Her-2/neu) and EGFR.

•                  Initiated a Phase 1 clinical trial for our lead MEK inhibitor for inflammatory disease, ARRY-438162.  ARRY-438162 was shown to be a potent, selective, well-tolerated MEK inhibitor and demonstrated efficacy in preclinical models of rheumatoid arthritis.

•                  Continued regulated safety testing on Array’s lead orally active, small molecule p38 inhibitor.  The candidate is well tolerated and has demonstrated efficacy in preclinical models of both cancer and human arthritis.

•                  Advanced Array’s lead orally active, small molecule Kinesin Spindle Protein (KSP) inhibitor into regulated safety assessment testing.  The candidate has demonstrated efficacy in preclinical models of human cancer.

Growing Collaborative Research

•                       Selected the third and final compound for the small molecule anti-cancer MEK program with AstraZeneca AB, triggering a $1 million milestone payment from AstraZeneca to Array.

•                       Achieved a research milestone in our collaboration with Genentech, Inc.  The milestone resulted from the nomination of a clinical candidate and its advancement into regulated safety assessment testing.  Array is entitled to additional milestone payments and potential royalties from Genentech based upon continued success of the program.

Array reported revenue of $34.9 million for the nine-month period ended March 31, 2006, compared to revenue of $33.5 million for the same period in fiscal 2005.  Net loss for the nine months ended March 31, 2006, was $27.6 million, or ($0.71) per share, compared to a net loss of $16.7 million, or ($0.51) per share, reported in the same period in fiscal 2005.  The reported net loss for the nine-month period includes a non-cash charge of $4.9 million, or ($0.13) per share, for share-based compensation expense in accordance with the new accounting pronouncement, FASB Statement No. 123(R).

Array will hold a conference call on Tuesday, May 2, 2006, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, May 2, 2006
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 967-7135
Toll:	(719) 457-2626
Pass Code:	4239427
Web Cast:	www.arraybiopharma.com

If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  The replay of the call will be available for one week and can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 4239427.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of May 1, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenue:
Collaboration revenue	$10,697	$8,919	$28,211	$25,812
License and milestone revenue	1,000	2,637	6,667	7,649
Total revenue	11,697	11,556	34,878	33,461

Operating expenses *
Cost of revenue (1)	10,561	9,573	29,964	27,830
Research and development for proprietary drug discovery (2)	7,724	6,476	24,151	16,270
Selling, general and administrative expenses (3)	3,115	2,316	9,948	6,992
Total operating expenses	21,400	18,365	64,063	51,092

Loss from operations	(9,703)	(6,809)	(29,185)	(17,631)

Interest expense	(179)	—	(461)	—
Interest income	695	574	2,075	904
Net loss	$(9,187)	$(6,235)	$(27,571)	$(16,727)

Basic and diluted net loss per share	$(0.24)	$(0.16)	$(0.71)	$(0.51)
Number of shares used to compute per share data	38,852	38,309	38,654	32,599

*Includes stock-based compensation expense
(1) Cost of revenue	$556	$—	$1,627	$113
(2) Research and development for proprietary drug discovery	287	—	1,020	—
(3) Selling, general and administrative expenses	603	—	2,210	38
Total	$1,446	$—	$4,857	$151

Summary Balance Sheet Data

(in thousands)

	March 31,	June 30,
	2006	2005

Cash, cash equivalents and marketable securities	$74,292	$92,706
Property, plant and equipment, gross	64,511	61,517
Working capital	66,460	80,435
Total assets	108,327	127,952
Long-term debt	13,441	10,000
Stockholders’ equity	79,114	99,415

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